Exhibit 99.13

AGREEMENT TO LEND EMPLOYEE

THIS AGREEMENT TO LEND EMPLOYEE is made effective as of July 3, 2007, by and between Alticor Inc. (“Lessor”), a Michigan corporation and Interleukin Genetics, Inc. (“Lessee”), a Delaware corporation.

RECITALS

A.

Lessee wishes to utilize the services of a specified individual with certain or special skills on a temporary basis (“Borrowed Employee”) to serve as Lessee’s Interim Chief Executive Officer on a temporary basis while a search is conducted for a permanent Chief Executive Officer; and

B.	In consideration of the compensation to be provided by Lessee to Lessor, and the terms and conditions provided hereunder, Lessor agrees to lend such employee to Lessee for this purpose; and

NOW, THEREFORE, it is hereby mutually covenanted and agreed that this Agreement to Lend Employee is made upon the foregoing premises and upon the following agreements, conditions, covenants and terms:

1.	Definitions.

A.	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
B.	“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or other entity or organization.
C.

“Plan(s)” mean(s) all employee benefit plans, as defined in Section 3(3) of ERISA, and all other plans, policies, and arrangements (i) which Lessor maintains on behalf of Borrowed Employee, (ii) in which Lessor participates on behalf of Borrowed Employee, and/or (iii) which Lessor makes available to Borrowed Employee.

D.	“Borrowed Employee” means Thomas R. Curran, Jr.
2.	Lease.
A.

Borrowed Employee Services. Upon the terms and subject to the conditions contained herein, Lessor shall loan to Lessee Borrowed Employee to act as Interim Chief Executive Officer of Lessee on a temporary basis while a search is conducted for a permanent Chief Executive Officer.

B.

Borrowed Employee’s Employment Status. During the period of the loan of Borrowed Employee to Lessee, Borrowed Employee shall be the “borrowed servant” of Lessee as that term is defined by all applicable workers’ compensation statutes, decisions, regulations, and programs. Lessee has selected Borrowed Employee for the position of Interim Chief Executive Officer of Lessee, and Lessee has the right to discharge Borrowed Employee from that position. Lessee shall have direct and sole control of Borrowed Employee during the period of his loan to Lessee, and shall assign Borrowed Employee work duties and provide day-to-day supervision of Borrowed Employee. Borrowed Employee shall be instructed that he shall represent Lessee when dealing with third parties and should not take actions that could be construed as actions or representations on behalf of Lessor, nor shall he execute documents which purport to bind Lessor. Lessee shall provide Borrowed Employee with Lessee business cards for this purpose.

C.

Compensation of Borrowed Employee. Lessor shall continue to (i) process and pay wages and other compensation for Borrowed Employee; (ii) withhold, collect, report and/or remit applicable federal, state and local taxes; (iii) make other deductions; and, (iv) to the extent permitted by the Plans and by applicable law, provide the benefits to which Borrowed Employee is entitled pursuant to the Plans, in each case, in a timely manner. However, Lessee shall be responsible for the direct payment of, or reimbursement to Borrowed Employee of, all travel and incidental expenses of Borrowed Employee in traveling between his residence and Lessee’s place of business or otherwise traveling in connection with the business of Lessee.

D.	Records. Lessor shall maintain books and records relating to Borrowed Employee in a manner consistent with normal practice of Lessor.
E.

Limitation on Lessor’s Obligations. Notwithstanding anything herein to the contrary, no provision of this Agreement shall obligate Lessor to loan Borrowed Employee to Lessee pursuant to Section 2.A. above or provide any of its own services hereunder if Lessor reasonably determines, in its discretion, that to do so would: (i) interfere with the conduct of its business in the ordinary course, (ii) violate any applicable law, rule, regulation, judgment, injunction order or decree, (iii) constitute a default or give rise to any right of termination, cancellation or acceleration of any right or to a loss of any benefit to which Lessor is entitled under any provisions of any agreement or other instrument binding on Lessor; or (iv) violate any obligation or duty owed by Borrowed Employee to Lessor. If Lessor reasonably determines, in its discretion, that it cannot loan Borrowed Employee for any of the foregoing reasons, any term or provision of this Agreement requiring such loan shall be modified by the parties so as to make the loan possible hereunder or this Agreement shall be immediately terminable by written notice by Lessor, without liability to Lessee, at the sole option of Lessor.

3.	Fees And Expenses.
A.

Payment Of Services Fee. The fee for Borrowed Employee’s services hereunder shall be thirty thousand dollars ($30,000) per month (the “Fee”). Notwithstanding the foregoing, the parties acknowledge and agree that Lessee shall pay directly or reimburse Borrowed Employee directly for his payment of all travel, accommodation, meal and other similar expenses incurred by Borrowed Employee in the performance of his duties for Lessee (including traveling between Borrowed Employee’s residence and Lessee’s place of business or otherwise traveling in connection with the business of Lessee). However, in the event that Lessor pays or reimburses Borrowed Employee for any actual out-of-pocket expenses incurred in the course of Borrowed Employee’s performance of his duties for Lessee hereunder, Lessor shall submit an invoice to Lessee for, and Lessee shall pay Lessor, such expenses.

B.

Method of Reimbursement. Lessor will invoice Lessee not more frequently than monthly for the Fee for the preceding month(s), from the effective date of this Agreement through its termination. Within thirty (30) days after receiving each such invoice Lessee shall wire transfer to a Lessor bank account designated by Lessor immediately available funds equal to the amount set forth in such invoice.

C.

Interest. Interest will accrue on all moneys payable under this Agreement that are not paid on or before ninety (90) days from Lessee’s receipt of the applicable invoice. The interest rate will equal the “Applicable Federal Rate” (short term) as defined by Internal Revenue Code Section 1274(d), adjusted and compounded on a monthly basis. Upon the request of Lessee, Lessor shall provide Lessee with the Applicable Federal Rate in effect for any overdue payments. Payments will be applied against the oldest balances first.

4.	Term; Termination of Borrowed Employee Services.
A.

Term. This Agreement shall become effective as of the date first stated above and shall remain in force until terminated by either party in accordance with the provisions of this Section 4. Upon termination of this Agreement, all obligations of the parties with respect to such Borrowed Employee under this Agreement shall cease, except as otherwise provided herein.

B.

Termination by Lessee. Lessee may, in its sole discretion, terminate this Agreement at any time by providing fifteen (15) days’ advance written notice to Lessor. Despite the requirement that Lessee provide such advance written notice to Lessor, Lessee may require Borrowed Employee to immediately cease his services to Lessee upon issuance of such notice.

C.	Termination by Lessor. Lessor may, in its sole discretion, terminate this Agreement at any time by providing fifteen (15) days’ advance written notice to Lessee.

D.

Other Immediate Termination. Either party may terminate this Agreement immediately on written notice to the other party, in whole or in part, if the other party (i) breaches any provision of this Agreement and fails to cure its breach within five (5) days after receipt of written notice from the other party; (ii) is generally unable to pay its debts as they become due, admits in writing that it is unable to pay its debts generally, or makes a general assignment for the benefit of its creditors; (iii) institutes any proceeding relating to its own possible bankruptcy, insolvency or reorganization, relating to the relief of its debtors, seeking the entry of an order for relief, or seeking the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property (hereinafter an “Insolvency Proceeding”); (iv) has any Insolvency Proceeding instituted against it which remains undismissed or unstayed for a period of thirty (30) days; (v) takes any corporate action authorizing any of the actions set forth above; or (vi) is restricted by governmental, legal or regulatory causes from continuing its current method of business operations such that its operations are, in the other party’s judgment, detrimental to or incompatible with the other party’s reputation or business operations worldwide.

E.

Survival of Terms. The rights and obligations of the parties hereto shall survive the termination of the Agreement, in whole or in part, to the extent that any performance is required under this Agreement after the expiration or termination of such term.

5.

Confidential Information. Any non-public, proprietary and/or confidential information passing between the parties under this Agreement shall be supplied, received, and held in confidence solely for the use of the receiving party consistent with this Agreement.

6.	Indemnification; Limitations of Liability.
A.

Indemnification by Lessee. Lessee agrees to indemnify, defend and hold harmless Lessor, its parent, affiliates and subsidiaries and, if applicable, its and their directors, officers, members, shareholders, partners, attorneys, accountants, agents and its and their heirs, successors and assigns (hereinafter, “Lessor Indemnitees”) from, against and in respect of any damages, claims, losses, charges, actions, suits, proceedings, deficiencies, taxes, interest, penalties and reasonable costs and expenses (including without limitation reasonable attorneys’ fees and disbursements) (hereinafter “Loss”), relating to any claims by, or liabilities to, any third party that arise out of, relate to, or result from the provision of services by Borrowed Employee hereunder or Borrowed Employee’s acts or omissions in his provision of services to Lessee hereunder. The provisions of this Section 6A. shall survive the termination of this Agreement.

B.

Indemnification by Lessor. Lessor agrees to indemnify, defend and hold harmless Lessee, its parent, affiliates and subsidiaries and, if applicable, its and their directors, officers, members, shareholders, partners, attorneys, accountants, agents and its and their heirs, successors and assigns (hereinafter, “Lessee Indemnitees”) from, against and in respect of any Loss relating to any claims by, or liabilities to, any third party that arise out of, relate to,or result from the performance of this Agreement by Lessor; provided, however, that Lessor shall neither indemnify nor have any liability to a Lessee Indemnity for any Loss related to the following: (i) the availability or continued employment of Borrowed Employee, (ii) the performance of services by Borrowed Employee; or (iii) the fact that Borrowed Employee is providing services to Lessee. Lessor makes no warranties or representations concerning the services of Borrowed Employee, whether express or implied.

C.

Indemnification for Workers’ Compensation. Without limiting the generality of the provisions of Section 6.A., Lessee hereby specifically agrees to indemnify, defend and hold harmless Lessor Indemnitees for any workers’ compensation claims liability incurred by Lessor with respect to any injury or condition suffered by Borrowed Employee that arises out of or in the course of his performance of work on behalf of Lessee. Lessee shall supply and maintain workers’ compensation coverage to Borrowed Employee. Lessee shall be responsible for the payment or defense of all workers’ compensation claims concerning any injury or condition suffered by Borrowed Employee that arises out of or in the course of his performance of work on behalf of Lessee, including any claims which accrue during the period of his loan to Lessee but have not closed prior to the ending of such period.

D.

Notice of Claims. Lessor agrees to notify Lessee promptly, in writing, upon the receipt by Lessor of notice of any pending or threatened claim or proceeding, including without limitation any audit or assessment with respect to taxes, which arise out of, in connection with or result from, the activities contemplated by this Agreement for which Lessee has agreed to indemnify Lessor Indemnitees. Lessor further agrees to reasonably cooperate and assist and to instruct its employees, counsel and advisors to reasonably assist Lessee and to assist Lessee in the defense of such claims or proceedings. Lessee shall be entitled to participate, at its expense, in the defense of its interest in any such claim or proceeding.

7.	Miscellaneous.
A.

Notices. All notices to be served by a party to this Agreement on the other party shall be effective upon receipt by the recipient if served by means of hand delivery, electronic facsimile transmission or an nationally recognized courier service at the address or the facsimile number set forth below, or at such other address or facsimile number as may be specified, in writing, by either party from time to time.

If to Lessor:	Alticor Inc.

7575 Fulton Street East

Ada, Michigan 49355

Attention: Vice President – Human Resources

Fax No.: (616) 787-4835

If to Lessee:	Interleukin Genetics, Inc.

135 Beaver Street

Waltham, Massachusetts 02452

Attention: President, Interleukin Genetics, Inc.

Fax No.: (781) 398-0720

B.

Governing Law; Arbitration. This Agreement shall be governed, construed and interpreted in accordance with the laws of the State of Michigan without giving effect to principles of conflicts of laws. Any disputes arising under this Agreement shall be determined by arbitration in Grand Rapids, Michigan before one arbitrator. The arbitration shall be administered by JAMS pursuant to its Streamlined Arbitration Rules and Procedures. Judgment on the award may be commenced in any court of competent jurisdiction; provided, however, either party may seek injunctive relief in any court of competent jurisdiction, and the parties agree and consent to the jurisdiction of the state courts in Kent County, Michigan, and the federal courts in the Western District of Michigan regarding any such disputes.

C.

Dispute Resolution. In the event there is a dispute between the parties regarding this Agreement or the performance by a party of its obligations hereunder, the disputing party shall send a notice to the other party describing the dispute or issue in reasonably sufficient detail to allow the other party to investigate and, if applicable, take the actions contemplated by the dispute notice, and the parties shall promptly meet and attempt to resolve the dispute in good faith. If the parties are unable to resolve the dispute pursuant to the foregoing, each party shall have all rights and remedies available to it at law or in equity with respect to such dispute.

D.

Force Majeure. Neither party shall be liable for any failure to perform or for any delay in performing any of its obligations under this Agreement where such failure or delay is occasioned by strike, lockout, governmental or other prohibitions or restrictions, fire, flood, hostilities, commotions or other causes whatsoever (whether similar in nature or not to the foregoing) beyond the party’s reasonable control and without its fault or negligence.

E.

Entire Agreement. This Agreement contains the entire agreement between the parties hereto concerning the respective obligations of the parties with respect to the subject matter hereof, and supersedes and terminates all prior agreements and understandings, oral or written, with respect to such matters.

F.	Modification. This Agreement may be amended only by a writing signed by both parties.

G.

Waiver. The failure of either party to insist in any one or more instances upon performance of any term, covenant or condition of this Agreement shall not be construed as a waiver of future performance of any such term, covenant or condition, but the obligations of either party with respect to such term, covenant or condition shall continue in full force and effect.

H.

Severability. Each provision of this Agreement shall be interpreted where possible in a manner necessary to sustain its legality and enforceability. In the event that any one or more of the provisions contained in this Agreement shall, for any reason be held to be invalid, illegal or unenforceable, the invalidity, illegality of unenforceability of the provision (or portion thereof) in a specific situation, shall not affect the validity, legality or enforceability of (a) that provision or portion of provisions in another situation or (b) the other provisions or portions of provisions of this Agreement if such other provisions or the remaining portions could then continue to conform with the purposes of this Agreement and the terms and requirements of applicable law. Furthermore, the invalid, illegal or unenforceable provision shall be reformed and construed so that it would be valid, legal and enforceable to the maximum extent possible.

I.

No Authority. The parties understand and agree that each is to act as an independent contractor of the other, and neither is authorized to make any contract, agreement, warranty or representation on behalf of the other, or to create any obligation, either express or implied, on behalf of the other.

J.

No Third Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto, and nothing expressed in or implied by this Agreement shall confer or give or be construed to confer upon or give to any person or entity (including Borrowed Employee), other than the parties to this Agreement, any legal or equitable rights or remedies under or by reason of this Agreement.

K.	Successors and Assign. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and assigns.

L.

No Assignment. This Agreement may not be assigned by either party, in whole or in part, by operation of law or otherwise, without the prior written consent of the other, and any such attempted assignment shall be void and of no effect.

M.	Cumulative Remedies. Except as otherwise provided herein, the rights and remedies herein provided shall be cumulative and in addition to any other rights or remedies provided at law or in equity.

N.	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall constitute an original but all of which together shall constitute one and the same instrument.

O.	Headings. The title designations of the numbered sections herein are for convenience of reference only and shall not affect the interpretation or construction hereof.

IN WITNESS WHEREOF, this Agreement has been executed effective as of the day and year first written above.

ALTICOR INC.

By:	/s/ Kim S. Mitchell
Typed Name: Kim S. Mitchell
Title: Assistant Secretary

INTERLEUKIN GENETICS, INC.

By:	/s/ Kenneth S. Kornman
Typed Name: Kenneth S. Kornman
Title: President